Exhibit 99.1

Southwest Water Company Announces Management Changes

Cheryl Clary Named Senior Vice President of Finance

David Stanton Appointed Interim Chief Financial Officer

LOS ANGELES--(BUSINESS WIRE)--April 30, 2009--SouthWest Water Company (NASDAQ:SWWC) today announced that Cheryl Clary, the company’s former chief financial officer, has been named senior vice president of finance. David Stanton has been appointed interim chief financial officer in addition to his role as chief operating officer. Both changes are effective immediately.

Stanton, 43, joined SouthWest Water in November, 2006 as executive vice president of corporate development and was named chief operating officer in December, 2007. He has been in various operational and financial leadership roles within the industry for the past 20 years, including a period as divisional CFO within a large public company.

Stanton will be assisted in his role by Clary and Ben Smith, the company’s vice president of financial services. Smith, 38, is a Certified Public Accountant and joined SouthWest Water in May, 2006 as divisional chief financial officer for the company’s contract services business. He was promoted to his current role in January 2008 and is leading operational accounting through the current audit and restatement. Clary, 53, who has been with the company since October 2004, will be assisting with the completion of the audit as well as various strategic financial matters.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Communications
213-929-1846
www.swwc.com